Exhibit 5.2

Alpha Beta Netherlands Holding N.V.
Beursplein 5	Stibbe N.V.
1012 JW Amsterdam	Advocaten en notarissen
The Netherlands	Strawinskylaan 2001
P.O. Box 75640
1070 AP Amsterdam
The Netherlands
T +31 20 546 0 606
F +31 20 546 0 123

Subject to review of underlying documents and subject to internal review	www.stibbe.com

Date
[—] 2011

Alpha Beta Netherlands Holding N.V. – Registration Statement on Form F-4

Ladies and Gentlemen,

(1)	We have acted as legal counsel with respect to matters of Netherlands law to Alpha Beta Netherlands Holding N.V. (the “Company”) in connection with the filing by the Company under the Securities Act of 1933, as amended, of a registration statement on Form F-4, dated the date hereof (the “Registration Statement”) with the United States Securities and Exchange Commission. The Registration Statement relates to the registration of up to an aggregate of [—] ordinary shares of the Company, nominal value €1.00 per share (the “Shares”) that may be issued pursuant to the Business Combination Agreement, dated as of 15 February 2011, by and among the Company, NYSE Euronext, Deutsche Börse AG and Pomme Merger Corporation (the “Business Combination Agreement”). Under the terms of the Business Combination Agreement, the Company intends to issue (1) 0.47 of a Share against a contribution-in-kind to be received by the Company in the form of each share of common stock, par value $0.01 per share, of the Surviving Corporation (as defined in the Business Combination Agreement) as successor to NYSE Euronext pursuant to the merger of Pomme Merger Corporation with and into NYSE Euronext and (2) 1.0 Share against a contribution-in-kind to be received by the Company in the form of each Deutsche Börse AG ordinary share in an exchange offer for all outstanding Deutsche Börse ordinary shares (such contributions-in-kind of the shares of the Surviving Corporation and the shares of Deutsche Börse AG, respectively, in exchange for Shares, the “Contributions-in-kind”).

(2)	For the purpose of this opinion, we have examined and relied upon photocopies or copies received by fax or by electronic means, or originals if so expressly stated, of the following documents:

(a)	the Registration Statement;

(b)	the Business Combination Agreement;

(c)	the deed of incorporation of the Company dated [— 2011] and its articles of association (statuten), which according to the Extract referred to below are the articles of association of the Company as currently in force;

The practice is conducted by Stibbe N.V. (registered with the Trade Register of the Chamber of Commerce under number 34198700). The general conditions of Stibbe N.V. are applicable and include a clause on limitation of liability. The general conditions have been deposited with the Amsterdam District Court and are available on request and free of charge. They can also be found at www.stibbe.com.

(d)	an extract from the Trade Register of the Chamber of Commerce (Kamer van Koophandel, afdeling Handelsregister) relating to the Company dated the date hereof (the “Extract”);

(e)	written resolutions of the managing board of the Company adopted on [15] February 2011 authorising, inter alia, the execution by the Company of the Business Combination Agreement and the transactions contemplated thereby;

(f)	written resolutions of the sole shareholder of the Company adopted on [15] February 2011 approving the execution by the Company of the Business Combination Agreement and the transactions contemplated thereby;

(g)	the draft deed of amendment of the articles of association of the Company proposed to be in effect as of the Closing Date (the “Closing Articles of Association”);

(h)	draft written resolutions of the sole shareholder of the Company to be adopted prior to the Closing Date approving, inter alia, (i) the amendment of the articles of association of the Company substantially in the form of the Closing Articles of Association, (ii) the appointment of the members of the Board of Directors of the Company (the “Board of Directors”), and (iii) the delegation to the Board of Directors of the power to issue shares in the capital of the Company and to limit or exclude any pre-emption rights relating to such shares (the “Shareholders Resolutions”);

(i)	draft written resolutions of the Board of Directors to be adopted prior to the Closing Date resolving or authorising, inter alia, (i) to proceed with the amendment of the articles of association of the Company substantially in the form of the Closing Articles of Association, (ii) the issue of [the Shares][such numbers of shares in the capital of the Company as will be required to be issued] in connection with, and in order to implement, the Merger and the Offer in accordance with the terms of the Business Combination Agreement (the “Board Resolutions” and together with the Shareholders Resolutions, the “Resolutions”);

(j)	draft descriptions of the Contributions-in-kind as referred to in section 2:94b of the Dutch Civil Code to be drawn up and signed by all members of the Board of Directors prior to the Closing Date (the “Descriptions”);

(k)	the form of statement as referred to in section 2:94a of the Dutch Civil Code to be issued by [—] (the “Accountants”), prior to the Closing Date with respect to the Contribution-in-kind to be received by the Company in the form of all shares of common stock, par value $0.01 per share, of the Surviving Corporation in connection with the Merger (the “94a Statement”) [no such statement required regarding the Beta shares because they are listed];

(l)	a draft deed of issue of shares to be executed by and among the Company and the

(2)

Escrow Agent (as defined in the Business Combination Agreement) [in notarial form before [—], civil law notary in Amsterdam,] prior to the Closing Date (the “Deed of Issue”),

and such other documents and matters of law as we have deemed necessary or appropriate for the purpose of rendering this opinion.

References to the Civil Code, the Bankruptcy Act and any other Codes or Acts are references to the Burgerlijk Wetboek, the Faillissementswet and such other Codes or Acts of the Netherlands, as amended.

(3)	In rendering this opinion we have assumed:

(a)	the legal capacity of natural persons, the genuineness of all signatures on, and the authenticity and completeness of, all documents submitted to us as copies of drafts, originals or execution copies and the exact conformity to the originals of all documents submitted to us as photocopies or copies transmitted by facsimile or by electronic means and that all documents were at this date, and have through the date hereof, remained accurate and in full force and effect without modifications;

(b)	that the Business Combination Agreement constitutes legal, valid and binding obligations of the parties thereto and is enforceable in accordance with its terms under all applicable laws;

(c)	that the information set forth in the Extract is complete and accurate on the date hereof and consistent with the information contained in the file kept by the Trade Register with respect to the Company;

(d)	that as at the date hereof and as at the Closing Date the Company has not been, and will not have been, declared bankrupt (failliet verklaard), granted suspension of payments (surseance van betaling verleend) or dissolved (ontbonden), nor has or will have ceased to exist due to merger (fusie) or demerger (splitsing); although not constituting conclusive evidence, this assumption is supported as at the date hereof by the contents of the Extract and by our on-line search of the Central Insolvency Register of the courts in the Netherlands (Centraal Insolventieregister) on the date hereof, which did not reveal any information which would render this assumption to be untrue;

(e)	that as at or prior to the Closing Date, as applicable, (i) the Resolutions will have been adopted by the general meeting of shareholders of the Company and the Board of Directors, respectively, (ii) the Board of Directors will have drawn up and signed the Descriptions, (iii) the Accountants will have issued the 94a Statement, and (iv) the Deed of Issue will have been executed, in each case substantially in the form of the drafts and forms referred to in paragraphs 2(h) – (l) above; and

(3)

(f)	that the articles of association of the Company will have been amended and be in force as at the Closing Date substantially in the form of the Closing Articles of Association without limitation to any further amendments thereto unrelated to the steps taken or to be taken to issue the shares in the capital of the Company as contemplated by the Business Combination Agreement in connection with the Merger, the Offer and the other transactions contemplated thereby.

(4)	We have not investigated the laws of any jurisdiction other than the Netherlands. This opinion is limited to matters of the laws of the Netherlands as they presently stand and as they are interpreted in case law of the courts of the Netherlands and in administrative guidance of the relevant authorities of the Netherlands, in each case published in printed form as at the date of this opinion. We do not express any opinion with respect to (i) any public international law or the rules of or promulgated under any treaty or by any treaty organisation, other than any EC law provisions having direct effect, (ii) matters of competition law, and (iii) matters of taxation.

(5)	Based upon and subject to the foregoing and to the further qualifications, limitations and exceptions set forth herein, and subject to any factual matters not disclosed to us and inconsistent with the information revealed by the documents reviewed by us in the course of our examination referred to above, we are as at the date hereof of the following opinion:

(a)	the Company has been duly incorporated and is validly existing under the laws of the Netherlands as a public limited company (naamloze vennootschap); and

(b)	the Shares, when issued pursuant to and in accordance with the terms of the Business Combination Agreement, will be duly authorized and legally issued by the Company and will be fully paid and non-assessable.

(6)	This opinion is subject to the following qualifications:

(a)	we express no opinion as to the accuracy of any representations given by the Company or any other party (express or implied) under or by virtue of the Documents save in so far as the matters represented are the subject matter of specific opinions set forth above;

(b)	the opinions expressed above are limited by any applicable bankruptcy (faillissement), suspension of payments (surseance van betaling), insolvency, moratorium, reorganisation, liquidation, suretyship, fraudulent conveyance, or similar laws affecting the enforceability of rights of creditors generally (including rights of set-off) in any relevant jurisdiction including but not limited to section 3:45 of the Civil Code and section 42 of the Bankruptcy Act concerning fraudulent conveyance;

(c)

the terms “legal”, “valid”, “binding” or “enforceable” (or any combination thereof), where used in this opinion, mean that the relevant obligations are of a type which the courts of the Netherlands generally recognize and enforce; the use

(4)

of these terms does not suggest that the obligations will necessarily be enforced in accordance with their terms in all circumstances; in particular, enforcement of such obligations in the courts of the Netherlands will always be subject to applicable statutes of limitation, interpretation by the court (taking into account the intention of the parties to a contract), the effect of general principles of law including (without limitation) the concepts of reasonableness and fairness (redelijkheid en billijkheid) and abuse of circumstances (misbruik van omstandigheden), and defences based on error (dwaling), fraud (bedrog), duress (dwang), force majeure (overmacht) and set-off (verrekening); and

(d)	the term “non-assessable” as used in this opinion means that a holder of a Share will not by reason of merely being such a holder, be subject to assessment or calls by the Company or its creditors [as confirmed by section 2:81 of the Dutch civil code].

(7)	This opinion and any issue arising under this opinion will be governed by the laws of the Netherlands.

(8)	We assume no obligation to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge occurring after the date hereof which may affect this opinion in any respect. This opinion is addressed to you and given for the sole purpose of the registration of the Shares with the United States Securities and Exchange Commission. We consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.

Yours faithfully,

Stibbe N.V.

Jaap Willeumier	[Fons Leijten/Derk Lemstra]

(5)